Exhibit 99.1

REDSTONE BANK, N.A.
2004 STOCK OPTION PLAN

SECTION 1.         Purpose of the Plan.  The purpose of this Redstone Bank. N.A, 2004 Stock Option Plan (“Plan”) is to encourage ownership of common stock, $1.50 par value (“Common Stock”), of Redstone Bank, N.A., (the “Bank”), by eligible employees, directors, and consultants of the Bank, its subsidiaries and certain entities strategically related to the Bank (hereinafter collectively referred to as the “Bank”) and to provide increased incentive for such employees, directors, and consultants to render services and to exert maximum effort for the business success of the Bank. In addition, the Bank expects that the Plan will further strengthen the identification of employees and directors with the stockholders. Options granted under this Plan will be nonqualified options (“Nonqualified Options”) which are options which do not qualify as incentive stock options pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (“Code”) or options which are intended to qualify as incentive stock options (“ISOs”).

SECTION 2.         Administration of the Plan.

(a)           Composition of Committee.  The Plan shall be administered by a committee designated by the Board of Directors of the Bank (“Board”) which shall also designate the chairman of the committee. If the Bank is subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), the committee shall be composed of not less than two Non-Employee Directors (within the meaning of such Rule 16b-3 promulgated by the Securities and Exchange Commission (“Commission”) under the Exchange Act (“Rule 16b-3”), each of whom shall be an “outside director” for purposes of Section 162(m)(4) of the Code, and shall be appointed by and serve at the pleasure of the Board. The committee as administrators of the Plan shall hereinafter be referred to as “Committee.”

(b)           Committee Action.  The Committee shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum, and all determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be fully effective as if it had been made by a majority vote of its members at a meeting duly called and held. The Committee may designate the Secretary of the Bank or other Bank employees to assist the Committee in the administration of the Plan, and may grant authority to such persons to execute option agreements or other documents on behalf of the Committee and the Bank.

(c)           Committee Expenses.  All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Bank. The Committee may employ attorneys, consultants, accountants or other persons.

SECTION 3.         Stock Reserved for the Plan.  Subject to adjustment as provided in Section 6 (j) hereof, the aggregate number of shares of Common Stock that may be optioned under the Plan is 793,651. The shares subject to the Plan shall consist of authorized but unissued shares of Common Stock or previously issued shares of Common Stock reacquired and held by the Bank and such number of shares shall be and is hereby reserved for sale for such purpose. Shares of Common Stock shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an option. To the extent that an option lapses or the rights of its Optionee terminate or the option is cashed-out, the Common Stock subject to an option shall again be available for grant of another option. Shares which may remain unsold and which are not subject to outstanding options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan or the termination of the last of the options granted under the Plan, whichever last occurs, the Bank shall at all times reserve a sufficient number of shares to meet the requirements of the Plan.

SECTION 4.         Eligibility.  The persons eligible to participate in the Plan as a recipient of options (“Optionee”) shall include employees, directors, and consultants of the Bank at the time the option is granted. An employee, director or consultant who has been granted an option hereunder may be granted an additional option or options, if the Committee shall so determine.

SECTION 5.         Grant of Options.

(a)           Committee Discretion.  Except where the Committee has explicitly given the authority to some other individual, the Committee shall have sole and absolute discretionary authority (i) to determine, authorize, and designate those employees and directors of the Bank who are to receive options under the Plan, (ii) to determine the number of shares of Common Stock to be covered by such options and the terms thereof, and (iii) to determine the type of option granted: ISO, Nonqualified Option or a combination of ISO and Nonqualified Options; provided that a director may not receive any ISOs. If the Bank is subject to Section 16 of the Exchange Act, the Committee shall specifically pre-approve each grant to each Optionee subject to Section 16(b) of the Exchange Act in accordance with Rule 16b-3 as amended, unless such grant is or will be otherwise exempt from Section 16(b) of the Exchange Act. The Committee shall thereupon grant options in accordance with such determinations as evidenced by a written option agreement. Subject to the express provisions of the Plan, the Committee shall have discretionary authority to prescribe, amend and rescind rules and regulations relating to the Plan, to interpret the Plan, to prescribe and amend the terms of the option agreements (which need not be identical) and to make all other determinations deemed necessary or advisable for the administration of the Plan.

(b)           Stockholder Approval.  All options granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the stockholders prior to the first anniversary date of the Board meeting held to approve the Plan, by the affirmative vote of the holders of a majority of the outstanding shares of the Bank present, or represented by proxy, and entitled to vote thereat or by written consent in accordance with the laws of the State of Texas provided that if such approval by the stockholders of the Bank is not forthcoming, all options previously granted under this Plan shall be void.

(c)           Limitation on Incentive Stock Options.  The aggregate number of shares of Common Stock that may be optioned as ISOs under the Plan is 793,651. The aggregate fair market value (determined in accordance with Section 6(b) of this Plan at the time the option is granted) of the Common Stock with respect to which ISOs may be exercisable for the first time by any Optionee during any calendar year under all such plans of the Bank and its subsidiaries shall not exceed $100,000.

SECTION 6.          Terms and Conditions.  Each option granted under the Plan shall be evidenced by an agreement, in a form approved by the Committee, which shall be subject to the following express terms and conditions and to such other terms and conditions as the Committee may deem appropriate.

(a)           Option Period.  The Committee shall promptly notify the Optionee of the option grant and a written agreement shall promptly be executed and delivered by and on behalf of the Bank and the Optionee, provided that the option grant shall expire if a written agreement is not signed by said Optionee (or his agent or attorney) and returned to the Bank within 60 days from date of receipt by the Optionee of such agreement. The date of grant shall be the date the option is actually granted by the Committee, even though the written agreement may be executed and delivered by the Bank and the Optionee after that date. Each option agreement shall specify the period for which the option thereunder is granted (“Option Period”), which in no event shall exceed the tenth (10th) anniversary date of the date the option is granted.

(b)           Option Price.  The purchase price of each share of Common Stock subject to each option granted pursuant to the Plan shall be determined by the Committee at the time the option is granted and, in the case of ISOs, shall not be less than 100% of the fair market value of a share of Common Stock on the date the option is granted, as determined by the Committee. In the case of an ISO granted to an individual who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Bank or its Affiliate (“Ten Percent Stockholder”), the option price shall not be less than 110% of the fair market value of a share of Common Stock on the date the option is granted. The purchase price of each share of Common Stock subject to a Nonqualified Option under this Plan shall be determined by the Committee prior to granting the option. The Committee shall set the purchase price for each share subject to a Nonqualified Option at such price as the Committee in its sole discretion shall determine.

(c)           Exercise Period.  The Committee may provide in the option agreement that an option may be exercised in whole, immediately, or is to be exercisable in increments. However, no portion of any option may be exercised by an Optionee prior to the approval of the Plan by the stockholders of the Bank.

(d)           Procedure for Exercise.  Options shall be exercised by the delivery of (i) written notice to the Secretary of the Bank setting forth the number of shares with respect to which the option is being exercised, (ii) cash or cashier’s check, bank draft, postal or express money order payable to the order of the Bank, or at the option of the Committee, in Common Stock theretofore owned by such Optionee (or any combination of cash and Common Stock) and (iii) executed signature pages of the Shareholders Agreement and S Corp Consents (if applicable) (both defined in Section 6(r)) as required in Section 6(r). In addition, in the discretion of the Committee, payment for any shares subject to an option may also be made by instructing the Committee to withhold a number of such shares having a fair market value on the date of exercise equal to the aggregate exercise price of such option.

Notice and the executed signature pages of the Shareholders Agreement and S Corp Consents (if applicable) may also be delivered by fax or telecopy provided that the purchase price of such shares is delivered to the Bank via wire transfer on the same day the fax is received by the Bank. The notice shall specify the address to which the certificates for such shares are to be mailed. An Optionee shall be deemed to be a stockholder with respect to shares covered by an option on the date the Bank receives such written notice, such option payment and such executed signature pages of the Shareholders Agreement and S Corp Consents (if applicable).

As promptly as practicable after receipt of such written notification, payment, and executed signature pages and consents the Bank shall deliver to the Optionee certificates for the number of shares with respect to which such option has been so exercised, issued in the Optionee’s name or such other name as Optionee directs; provided, however, that such delivery shall be deemed effected for all purposes when a stock transfer agent of the Bank shall have deposited such certificates in the United States mail, addressed to the Optionee at the address specified pursuant to this Section 6(d).

(e)           Termination of Employment.  If an Optionee’s service with the Bank is terminated during the Option Period, so that Optionee no longer serves in any capacity as an employee, a director or consultant (“Termination of Service”) for any reason other than death or disability, (i) any option which is not exercisable on the date of such Termination of Service shall expire on such date and (ii) any option which is exercisable on the date of such Termination of Service shall expire within three (3) months after the date of such Termination of Service. Notwithstanding anything herein to the contrary, the Committee, in its sole discretion, may allow an Optionee to exercise all or a portion of the option granted, whether exercisable or not, for any period of time after the Optionee’s Termination of Service. Any decision or determination by the Committee as set forth in the immediately preceding sentence may vary among individual Optionees and may vary with respect to options held by any individual Optionee.

(f)            Disability or Death of Optionee.

(1) In the event an Optionee’s Termination of Service is on account of the Optionee’s death or disability, (i) any option which is not exercisable on the date of such death or disability shall expire on such date and (ii) any option which is exercisable shall expire on such date which is one year after the date the Optionee’s Termination of Service on account of the Optionee’s death or disability.

(2) An Optionee shall be deemed to be disabled if, in the opinion of a physician selected by the Committee, he is incapable of performing services for the Bank of the kind he was performing at the time the disability occurred by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration. The date of determination of disability for purposes hereof shall be the date of such determination by such physician.

(3) Notwithstanding anything herein to the contrary, the Committee, in its sole discretion, may allow an Optionee to exercise all or a portion of the option granted, whether exercisable or not, for a longer period than one year after disability or death. Any decision or determination by the Committee as set forth in the immediately preceding sentence may vary among individual Optionees and may vary with respect to options held by any individual Optionee.

(g)           Assignability.  An option shall not be assignable or otherwise transferable except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act, as amended, or the rules thereunder; provided however, that if any such assignment or transfer is anticipated to be to any person (which shall include, but not be limited to an entity or trust) which could, in the sole determination of the Committee, cause the Bank to lose its AS corporation@ status under Section 1361 of the Code (if applicable), then such potential assignee or transferee shall be paid the Cash Out Amount as defined in Section 6(o) below, and such person shall relinquish such option. During the lifetime of an Optionee, an option shall be exercisable only by him.

(h)           Incentive Stock Options.  Each option agreement may contain such terms and provisions as the Committee may determine to be necessary or desirable in order to qualify an option designated as an incentive stock option.

(i)            No Rights as Stockholder.  No Optionee shall have any rights as a stockholder with respect to shares covered by an option until the option is exercised by the written notice and accompanied by payment as provided in clause (d) above.

(j)            Extraordinary Corporate Transactions.

(1) The existence of outstanding options shall not affect in any way the right or power of the Bank or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other similar changes in the Bank’s capital structure or its business, or any merger or consolidation of the Bank, or any issuance of Common Stock or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Bank, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(2) If the Bank recapitalizes or otherwise changes its capital structure, or merges, consolidates, sells all of its assets or dissolves and such transaction is not a Change of Control as defined in Section 6(k) below (each of the foregoing a “Fundamental Change”), then thereafter upon any exercise of an option theretofore granted the Optionee shall be entitled to purchase under such option, in lieu of the number of shares of Common Stock covered by such option, the number and class of shares of stock and securities to which the Optionee would have been entitled pursuant to the terms of the Fundamental Change if, immediately prior to such Fundamental Change, the Optionee had been the holder of record of the number of shares of Common Stock covered by the option.

(3) The issuance by the Bank of any other class of securities which is not Common Stock or convertible into Common Stock shall not affect the number of shares of Common Stock subject to options theretofore granted or the purchase price per share, unless the Committee shall determine in its sole discretion than an adjustment is necessary to provide equitable treatment to Optionee.

(k)           Change of Control.  Except as provided below, each of the following events shall hereinafter be defined as a “Change of Control”:

(1)           Upon the occurrence of both of the following events:

(a)           the Bank shall not be the surviving entity in any merger or consolidation with an entity which is not related to the Bank (or survives only as a subsidiary of another entity other than one of the Bank’s related entities); and

(b)           as a result of or in connection with the occurrence of (a) above, the persons who were Directors of the Bank just prior to such event cease to constitute a majority of the Board of the Bank or its successor; or

(2)           the Bank sells all or substantially all of its assets to any other person or entity (other than an entity which is related to the Bank); or

(3)           the Bank is to be dissolved and liquidated.

(l)            Occurrence of a Change of Control. Upon the occurrence of an event of Change of Control, all or a portion of an Optionee’s options, whether exercisable (vested) or not may be exercised in accordance with the Optionee’s option agreement. Further, in the event of a Change of Control, the Committee, in its discretion, may act to effect one or more of the following alternatives with respect to outstanding options, which may vary among individual Optionees and which may vary among options held by any individual Optionee:

(1)           determine a reasonable period of time on or before a specified date (before or after such Change of Control) after which specified date all unexercised options and all rights of Optionees thereunder shall terminate;

(2)           require the mandatory surrender to the Bank by selected Optionees of some or all of the outstanding options held by such Optionees (irrespective of whether such options are then exercisable under the provisions of the Plan) as of a date, before or after such Change of Control, specified by the Committee, in which event the Committee shall thereupon cancel such options and the Bank shall pay to each Optionee an amount of cash per share equal to the excess, if any, of the fair market value of the shares subject to such option over the exercise price(s) under such options for such shares; or

(3)           provide that upon any exercise of an option granted, the Optionee shall be entitled to purchase under such option, in lieu of the number of shares of Common Stock then covered by such option, the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Optionee would have been entitled if, immediately prior to the Change of Control, the Optionee has been the holder of record of the number of shares of Common Stock then covered by the option. The provisions contained in this Section shall not terminate any rights of the Optionee to further payments pursuant to any other agreement with the Bank following a Change of Control.

(m)          Changes in Bank’s Capital Structure.  If the outstanding shares of Common Stock or other securities of the Bank, or both, for which the option is then exercisable shall at any time be changed or exchanged by declaration of a stock dividend, stock split, or combination of shares, the number and kind of shares of Common Stock or other securities which are subject to the Plan or subject to any options theretofore granted, and the option prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of shares or other securities without changing the aggregate option price.

(n)           Acceleration of Options.  Notwithstanding anything to the contrary contained in this Plan, the Committee may in its sole discretion accelerate the time at which any option may be exercised, including, but not limited to, upon the occurrence of the events specified in this Section 6. With respect to the foregoing sentence, any Committee actions may vary among individual Optionees and may vary among options held by any individual Optionee.

(o)           Cashing Out Option.  On receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of the shares of Common Stock for which an option is being exercised by paying the Optionee an amount, in cash or Common Stock, equal to the excess of the fair market value of the Common Stock over the option price times the number of shares of Common Stock for which the option is being exercised on the effective date of such cash-out (“Cash Out Amount”). The fair market value of the Common Stock shall be determined by the Committee, in its sole discretion. To determine such value, the Committee may use such assumptions, forecasts and discounts as the Committee deems appropriate. The Committee may, in its sole discretion, periodically have an independent third party appraiser assess the fair market value of the Common Stock, and such appraiser may use any assumptions, forecasts and discounts, as the appraiser deems appropriate. Such valuation may be used by the Committee in making its determination of fair market value but is not necessarily binding on the Committee.

(p)           Relinquishment of Option.  Beginning nine years after the Effective Date (as defined in Section 14), the Committee, in its sole discretion, may terminate an option granted an Optionee under this Plan, and upon such termination the Optionee’s rights and benefits under the option agreements related to such terminated options shall be relinquished. Upon the termination and relinquishment of any option, the Bank shall pay the Optionee the Cash Out Amount related to the option terminated and relinquished. Such Cash Out Amount shall include value relating to both exercisable and unexercisable options at the time of such termination and relinquishment. With respect to any determinations made by the Committee under this Section, any Committee actions may vary among individual Optionees and may vary among options held by any individual Optionee.

(q)           Stockholders Agreements.  The Committee shall provide in the option agreement with respect to any shares of Common Stock purchased pursuant to an option granted under the Plan, that as a condition to and a requirement of receiving any shares of Common Stock upon the exercise of an option granted under this Plan, the Optionee (or the Optionee’s representative upon the Optionee’s death) shall execute the Redstone Bank, N.A. Stock Restriction Agreement or any other similar agreement placing contractual obligations on shareholders of the Bank which restrict the ability of such shareholders of the Bank to transfer their shares of Common Stock (“Shareholders Agreements”) and any S Corporation consents and questionnaires (“S Corp Consents”), if applicable.

SECTION 7.         Amendments or Termination.  The Board may amend, alter or discontinue the Plan, but no amendment or alteration shall be made which would impair the rights of any Optionee, without his consent, under any option theretofore granted, or which, without the approval of the stockholders, would: (i) except as is provided in Sections 6(j), (k), (1) and (m) of the Plan, increase the total number of shares reserved for the purposes of the Plan, (ii) change the class of persons eligible to participate in the Plan as provided in Section 4 of the Plan, (iii) extend the applicable maximum option period provided for in Section 6(a) of the Plan, (iv) extend the expiration date of this Plan set forth in Section 14 of the Plan, (v) except as provided in Sections 6(j), (k), (1) and (m) of the Plan, decrease to any extent the option price of any option granted under the Plan or (vi) withdraw the administration of the Plan from the Committee.

SECTION 8.         Compliance With Other Laws and Regulations.  The Plan, the grant and exercise of options thereunder, and the obligation of the Bank to sell and deliver shares under such options, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Bank shall not be required to issue or deliver any certificates for shares of Common Stock prior to the completion of any registration or qualification of such shares under any federal or state law or issuance of any ruling or regulation of any government body which the Bank shall, in its sole discretion, determine to be necessary or advisable. Any adjustments provided for herein in Sections 6(j), (k), (1) and (m) shall be subject to any shareholder action required by Texas corporate law.

SECTION 9.         Purchase for Investment.  Unless the options and shares of Common Stock covered by this Plan have been registered under the Securities Act of 1933, as amended, or the Bank has determined that such registration is unnecessary, each person exercising an option under this Plan may be required by the Bank to give a representation in writing that he is acquiring such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

SECTION 10.       Taxes.

(a)           The Bank may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with any options granted under this Plan.

(b)           Notwithstanding the terms of Paragraph 10(a), any Optionee may pay all or any portion of the taxes required to be withheld by the Bank or paid by him in connection with the exercise of a nonqualified option by electing to have the Bank withhold shares of Common Stock, or by delivering previously owned shares of Common Stock, having a fair market value, determined in accordance with Section 6(b), equal to the amount required to be withheld or paid; provided that such tax withholding or stock delivery rights was specifically pre-approved by the Committee as a feature of the option or is otherwise approved in accordance with Rule 16b-3. An Optionee must make the foregoing election on or before the date that the amount of tax to be withheld is determined (“Tax Date”), All such elections are irrevocable and subject to disapproval by the Committee.

SECTION 11.       Replacement of Options.  The Committee from time to time may permit an Optionee under the Plan to surrender for cancellation any unexercised outstanding option and receive from the Bank in exchange an option for such number of shares of Common Stock as may be designated by the Committee. The Committee may, with the consent of the person entitled to exercise any outstanding option, amend such option, including reducing the exercise price of any option or extending the term thereof.

SECTION 12.       No Right to Employment, Directorship, or Consultant Relationship.  An Optionee shall be considered to be in the employment of the Bank, in service on the Board or be a consultant to the Bank so long as he or she remains an employee, director, or consultant of the Bank. Any questions as to whether and when there has been a termination of such employment or service on the Board or consultant relationship and the cause of such termination shall be determined by the Committee, and its determination shall be final. Nothing contained herein shall be construed as conferring upon Optionee the right to continue in the employ of the Bank or to continue service on the Board or to continue in a consultant relationship, nor shall anything contained herein be construed or interpreted to limit the “employment at will” relationship between Optionee, (if the Optionee is an employee) and the Bank.

SECTION 13.       Liability of Bank.  The Bank which is in existence or hereafter comes into existence shall not he liable to an Optionee or other persons as to:

(a)           The Non-Issuance of Shares.  The non-issuance or sale of shares as to which the Bank has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Bank’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

(b)           Tax Consequences.  Any tax consequence expected, but not realized, by any Optionee or other person due to the exercise of any option granted hereunder.

SECTION 14.       Effectiveness and Expiration of Plan.  The Plan shall be effective on the date of its approval and adoption by the Board (“Effective Date”). If the stockholders of the Bank fail to approve the Plan within twelve months of the date the Board approved the Plan, the Plan shall terminate and all options previously granted under the Plan shall become void and of no effect. The Plan shall expire on the the tenth (10th) anniversary date of the Effective Date.

SECTION 15.       Non-Exclusivity of the Plan.  Neither the adoption by the Board nor the submission of the Plan to the stockholders of the Bank for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

SECTION 16.       Governing Law.  This Plan and any agreements hereunder shall be interpreted and construed in accordance with the laws of the State of Texas and applicable federal law.

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing by directors of the Bank, Redstone Bank, N.A. has caused these presents to be duly executed in its name and behalf by its proper officers thereunto duly authorized as of this 31st day of December, 2003.

REDSTONE BANK, N.A.

By:	/s/ David C. Shindeldecker

Name:

Title: